UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 2, 2009 (October 27, 2009)

CRAWFORD & COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-10356	58-0506554
(Commission File Number)	(IRS Employer Identification No.)

1001 Summit Blvd, N.E., Atlanta, Georgia	30319
(Address of Principal Executive Offices)	(Zip Code)
(404) 256-0830
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement
          On October 27, 2009, Crawford & Company (the “Company”), Crawford & Company International, Inc. (“International,” together with the Company, the “Borrowers”), SunTrust Bank, as administrative agent and a lender (“SunTrust”), and the other lenders party thereto, entered into a Fifth Amendment to Credit Agreement (the “Amendment”) which amended that certain Credit Agreement dated as of October 31, 2006, by and among the Borrowers, SunTrust and the lenders from time to time party thereto (as previously amended, the “Credit Agreement”). The Amendment provides for, among things: the imposition of a minimum interest rate floor; an increase in the Applicable Margin (as defined) applicable to revolving loans and term loans; an extension of the term of the revolving loan commitments to October 30, 2013, which is coterminous with the maturity date for term loans under the Credit Agreement; the ability of the Borrowers, at their option subject to the Borrowers’ receipt of additional commitments from existing or new lenders, to increase one or both of the revolving loan commitments or term loans by an amount up to $50.0 million in the aggregate; the ability of the Borrowers to incur, at their option, additional unsecured debt; and certain upward adjustments to the Leverage Ratio (as defined) in future fiscal quarters.
     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Number	Exhibit

10.1	Fifth Amendment to Credit Agreement dated as of October 27, 2009 by and among Crawford & Company, Crawford & Company International, Inc., SunTrust Bank, as administrative agent and a lender, and the other lenders party thereto

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD & COMPANY
By:	/s/ Allen W. Nelson
Allen W. Nelson
Executive Vice President — General Counsel, Corporate Secretary & Chief Administrative Officer

Dated: November 2, 2009

2

EXHIBIT INDEX

Number	Exhibit

10.1	Fifth Amendment to Credit Agreement dated as of October 27, 2009 by and among Crawford & Company, Crawford & Company International, Inc., SunTrust Bank, as administrative agent and a lender, and the other lenders party thereto